UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2011

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-49629	33-0933072
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17872 Cartwright Road

Irvine, California 92614

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (949) 399-4500

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

On December 15, 2011, Quantum Fuel Systems Technologies Worldwide, Inc. (“Quantum” or the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Merriman Capital, Inc. and J.P. Turner & Company, L.L.C. (the “Underwriters”). The Underwriting Agreement relates to the issuance and sale in a public offering (the “Offering”) by the Company of up to 10,526,315 units (the “Units”), with each Unit consisting of one share of common stock, $0.02 par value per share, and one warrant to purchase 0.6 of a share of common stock (a “Warrant”). The price per Unit to the Underwriters is $0.8759 per Unit, and the Underwriters will initially offer the Units to the public at $0.95 per Unit. The Offering will be made under Quantum’s shelf registration statement on Form S-3 (Registration No. 333-176772), including a base prospectus dated September 29, 2011, as supplemented by a prospectus supplement dated December 15, 2011.

The Offering is expected to close on December 21, 2011, subject to satisfaction of customary closing conditions. The proceeds to the Company in the Offering, net of underwriting discounts, will be approximately $9.2 million if the underwriters’ over-allotment option is not exercised and approximately $10.5 million if the over-allotment option is exercised in full.

The Warrants to be issued in the Offering will be exercisable beginning on the closing date of the Offering and may be exercised until the date that is five years from the date of issuance, at an exercise price of $1.22 per share. The exercise price and number of shares issuable upon exercise are subject to appropriate adjustment in the event of stock dividends and distributions, stock splits, stock combinations, reclassifications and similar events affecting the Company’s common stock. The Warrants will not be listed on the NASDAQ Global Market or any other exchange and no trading market for the Warrants is expected to develop. The shares and the Warrants will be issued separately but can only be purchased together in the Offering.

The foregoing description of the Warrants is qualified in its entirety by reference to the form of Warrant Agreement with Broadridge Corporate Issuer Solutions, Inc. and the accompanying form of Warrant Certificate, which is filed as Exhibit 4.1 hereto and is incorporated herein by reference.

The Underwriting Agreement contains customary representations, warranties and covenants by Quantum, conditions to closing, indemnification and termination provisions, an underwriters’ over-allotment option to purchase up to an additional 1,509,062 Units, as well as a form lock-up agreement that has been signed by the Company’s directors and officers. The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to Exhibit 1.1 hereto, which is incorporated herein by reference. The Underwriting Agreement contains representations and warranties by each of the parties thereto. These representations and warranties have been made solely for the benefit of the other party to the Underwriting Agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the Underwriting Agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the Underwriting Agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. The Company acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Current Report on Form 8-K not misleading. Additional information about the Company may be found elsewhere in the Company’s other public filings, which are available without charge through the SEC’s website at http://www.sec.gov.

The press release announcing the pricing of the Offering is furnished herewith as Exhibit 99.1.

A copy of the opinion of Kenneth R. Lombardo, General Counsel to the Company, relating to the legality of the issuance and sale of the securities in the Offering is attached as Exhibit 5.1 hereto. This description of the opinion is qualified in its entirety by reference to Exhibit 5.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated December 15, 2011, between Quantum Fuel Systems Technologies Worldwide, Inc., Merriman Capital, Inc. and J.P. Turner & Company, L.L.C.

4.1	Form of Warrant Agreement by and between Quantum Fuel Systems Technologies Worldwide, Inc. and Broadridge Corporate Issuer Solutions, Inc. and Form of Warrant Certificate

5.1	Opinion of General Counsel

99.1	Press Release dated December 16, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 15, 2011	QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

	By:	/s/ Kenneth R. Lombardo
Kenneth R. Lombardo
General Counsel, Vice President-Legal, and Corporate Secretary

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

1.1	Underwriting Agreement, dated December 15, 2011, between Quantum Fuel Systems Technologies Worldwide, Inc., Merriman Capital, Inc. and J.P. Turner & Company, L.L.C.

4.1	Form of Warrant Agreement by and between Quantum Fuel Systems Technologies Worldwide, Inc. and Broadridge Corporate Issuer Solutions, Inc. and Form of Warrant Certificate

5.1	Opinion of General Counsel

99.1	Press Release dated December 16, 2011